Exhibit 99.1

Kellogg Company News
For release:	April 29, 2010
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY POSTS SOLID FIRST QUARTER 2010 RESULTS

INCLUDING DOUBLE-DIGIT OPERATING PROFIT AND EPS GROWTH;

AFFIRMS 2010 GUIDANCE;

ANNOUNCES THREE-YEAR $2.5 BILLION SHARE REPURCHASE PROGRAM

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported solid first quarter 2010 growth in internal net sales, as well as robust internal operating profit and currency-neutral earnings per share growth. The strong operating profit performance was driven by continued focus on cost savings, moderating inflation costs, and timing of advertising expenditures.

First quarter net earnings were $418 million, a 30 percent increase over the first quarter a year ago. First quarter reported earnings per diluted share were $1.09, a 30 percent increase on a reported basis and a 27 percent increase on a currency-neutral basis.

First quarter reported net sales increased 5 percent to $3.3 billion. Internal net sales growth, which excludes the effects of foreign currency translation, rose 2 percent. Total operating profit for the first quarter 2010 grew 20 percent on a reported basis to $637 million, and internal operating profit increased 17 percent. Reported gross margin expanded 190 basis points to 43.0 percent in the quarter.

“We are pleased with our first quarter 2010 performance and are off to a positive start to the year,” said David Mackay, Kellogg Company’s chief executive officer. “By remaining focused on our business model and strategy, we delivered solid results during the first quarter despite facing anticipated pressure to our top-line.”

North America

Kellogg North America posted first quarter reported net sales growth of 3 percent; internal net sales growth was 2 percent. North America Retail Cereal delivered internal net sales growth of approximately half of a percent for the quarter reflecting increased competition in the cereal category and the lapping of a strong first quarter in 2009. Retail Snacks posted internal net sales

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growth of 5 percent, reflecting positive growth in all categories. The North America Frozen and Specialty Channels businesses posted an internal net sales decline of 3 percent, primarily a result of the Eggo supply disruption.

North America operating profit rose 23 percent on a reported basis, and 22 percent on an internal basis. The increase is attributed to solid sales growth combined with robust gross margin expansion and shifts in the timing of reinvestment in our business.

International

Kellogg International posted a first quarter 2010 reported net sales increase of 9 percent. On an internal basis, net sales growth for Kellogg International was 2 percent, excluding the effects of currency translation. First quarter internal net sales growth in Europe was 2 percent. Latin America internal net sales increased 1 percent as the strong performance in Mexico was muted by the impact of excessive rains which caused extensive water damage to our manufacturing facility resulting in a supply disruption in Brazil during the first quarter. Asia Pacific internal net sales rose 1 percent, compared to a double-digit increase in the same period a year earlier.

First quarter 2010 Kellogg International operating profit increased 9 percent on a reported basis. Operating profit grew 3 percent on an internal basis due to solid sales growth and improved gross margin, partially offset by increased advertising expenditures.

Interest and Tax

In the first quarter 2010, Kellogg’s interest expense totaled $65 million, an improvement over last year as a result of lower debt. Discrete tax benefits lowered the first quarter effective tax rate to 27.2 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $190 million for the quarter.

Kellogg Affirms 2010 Guidance

Kellogg continues to be well positioned to drive sustainable and dependable performance. The Company affirmed its previous 2010 guidance for full-year earnings per share growth on a

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currency-neutral basis to be in the range of 11 to 13 percent. The Company reaffirmed its 2 to 3 percent 2010 internal net sales growth guidance, in line with long-term targets. The Company also reiterated its 2010 internal operating profit growth guidance of 8 to 10 percent, above its long-term annual targets. Up-front costs for full-year 2010 are still expected to be approximately $0.16 per share.

Kellogg also announced the Kellogg Company Board of Directors authorized a $2.5 billion three-year share repurchase program from 2010 through 2012, reinforcing its commitment to returning cash to shareholders. This authorization replaces the previously announced outstanding share buyback program.

CEO Mackay concluded, “For 2010, we will focus on improving top-line growth, continuing to implement our cost savings initiatives and reinvesting back in our business through increased brand building and additional productivity initiatives. Our strong start to 2010 increases our visibility for another year of sustainable and dependable performance.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on April 29, 2010 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

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Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended
(Results are unaudited)	April 3, 2010	April 4, 2009

Net sales	$3,318	$3,169
Cost of goods sold	1,893	1,867
Selling, general and administrative expense	788	773

Operating profit	637	529
Interest expense	65	67
Other income (expense), net	1	—

Income before income taxes	573	462
Income taxes	156	143

Net income	$417	$319

Net income (loss) attributable to noncontrolling interests	(1)	(2)

Net income attributable to Kellogg Company	$418	$321

Per share amounts:
Basic	$1.10	$.84
Diluted	$1.09	$.84
Dividends per share	$.3750	$.3400

Average shares outstanding:
Basic	380	382

Diluted	384	383

Actual shares outstanding at period end	380	382

Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended
(millions)	April 3,	April 4,
(Results are unaudited)	2010	2009

Net sales
North America	$2,275	$2,211
Europe	606	557
Latin America	222	230
Asia Pacific (a)	215	171

Consolidated	$3,318	$3,169

Segment operating profit
North America	$495	$403
Europe	105	95
Latin America	45	49
Asia Pacific (a)	37	25
Corporate	(45)	(43)

Consolidated	$637	$529

(a)	Includes Australia, Asia and South Africa.

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Quarter ended
	April 3,	April 4,
(unaudited)	2010	2009

Operating activities
Net income	$417	$319
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	87	84
Deferred income taxes	(11)	(31)
Other	44	21
Postretirement benefit plan contributions	(22)	(74)
Changes in operating assets and liabilities	(265)	(74)

Net cash provided by operating activities	250	245

Investing activities
Additions to properties	(60)	(73)
Other	1	—

Net cash used in investing activities	(59)	(73)

Financing activities
Net issuances of notes payable	80	2
Reductions of long-term debt	—	(1)
Net issuances of common stock	74	7
Common stock repurchases	(148)	—
Cash dividends	(142)	(130)
Other	2	2

Net cash used in financing activities	(134)	(120)

Effect of exchange rate changes on cash and cash equivalents	(4)	(3)

Increase in cash and cash equivalents	53	49
Cash and cash equivalents at beginning of period	334	255

Cash and cash equivalents at end of period	$387	$304

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (a)	$190	$172

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	April 3,	January 2,
	2010	2010
	(unaudited)	*

Current assets
Cash and cash equivalents	$387	$334
Accounts receivable, net	1,284	1,093
Inventories:
Raw materials and supplies	226	214
Finished goods and materials in process	591	696
Deferred income taxes	127	128
Other prepaid assets	139	93

Total current assets	2,754	2,558

Property, net of accumulated depreciation of $4,508 and $4,520	2,977	3,010
Goodwill	3,645	3,643
Other intangibles, net of accumulated amortization of $45 and $45	1,458	1,458
Pension	175	160
Other assets	380	371

Total assets	$11,389	$11,200

Current liabilities

Current maturities of long-term debt	$948	$1
Notes payable	128	44
Accounts payable	1,028	1,077
Accrued advertising and promotion	442	409
Accrued income taxes	142	33
Accrued salaries and wages	189	322
Other current liabilities	352	402

Total current liabilities	3,229	2,288

Long-term debt	3,898	4,835
Deferred income taxes	439	425
Pension liability	431	430
Other liabilities	951	947

Commitments and contingencies

Equity

Common stock, $.25 par value	105	105
Capital in excess of par value	480	472
Retained earnings	5,750	5,481
Treasury stock, at cost	(1,885)	(1,820)
Accumulated other comprehensive income (loss)	(2,011)	(1,966)

Total Kellogg Company equity	2,439	2,272

Noncontrolling interests	2	3

Total equity	2,441	2,275

Total liabilities and equity	$11,389	$11,200

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

First quarter of 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$2,275	$606	$222	$215	$—	$3,318

2009 net sales	$2,211	$557	$230	$171	$—	$3,169

% change - 2010 vs. 2009:
Volume (tonnage) (b)	.9%	1.4%	-.9%	-4.8%	—	.5%
Pricing/mix	.9%	.8%	2.3%	5.9%	—	1.3%

Subtotal - internal business	1.8%	2.2%	1.4%	1.1%	—	1.8%
Foreign currency impact	1.1%	6.6%	-4.7%	24.4%	—	2.9%

Total change	2.9%	8.8%	-3.3%	25.5%	—	4.7%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$495	$105	$45	$37	$(45)	$637

2009 operating profit	$403	$95	$49	$25	$(43)	$529

% change - 2010 vs. 2009:
Internal business	21.6%	4.1%	.6%	9.9%	-2.8%	17.5%
Foreign currency impact	1.4%	5.8%	-9.5%	33.9%	—	2.9%

Total change	23.0%	9.9%	-8.9%	43.8%	-2.8%	20.4%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended April 3, 2010
	Cost of goods sold	Selling, general and administrative expense	Total
2010
North America	$7	$4	$11
Europe	3	1	4
Latin America	—	—	—
Asia Pacific	1	1	2
Corporate	—	—	—

Total	$11	$6	$17

	Quarter ended April 4, 2009
	Cost of goods sold	Selling, general and administrative expense	Total
2009
North America	$17	$—	$17
Europe	1	—	1
Latin America	1	—	1
Asia Pacific	—	—	—
Corporate	—	—	—

Total	$19	$—	$19

2010 Variance - better(worse) than 2009
North America	$10	$(4)	$6
Europe	(2)	(1)	(3)
Latin America	1	—	1
Asia Pacific	(1)	(1)	(2)
Corporate	—	—	—

Total	$8	$(6)	$2

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation.